Exhibit 10.2

GENESIS MICROCHIP INC. CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of September 12, 2006 (the “Effective Date”), by and between Hildy Shandell (the “Employee”) and Genesis Microchip Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue Employee’s employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of dishonesty or fraud taken by the Employee that is in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after (A) there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has willfully violated his or her obligations to the Company and (B) the Employee has failed to substantially cure such violations during a period of not less than 30 days after receiving such written demand.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable or greater duties, position and responsibilities, (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee’s express written consent, a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iv) without the Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction, with the result that the Employee’s overall benefits package is significantly reduced; (v) without the Employee’s express written consent, the imposition of a requirement for the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s current work location; (vi) any purported termination of the Employee’s employment by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below.

(d) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder pursuant to Section 8(b) or otherwise.

2. Term of Agreement. This Agreement shall terminate upon the earlier of (i) two (2) years after a Change of Control, or (ii) the date that all obligations of the parties hereto under this Agreement have been satisfied; provided, however, that if there has not been a Change of Control as of three (3) years after the Effective Date, this Agreement shall immediately terminate.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination or under the offer letter agreement between the Employee and the Company dated August 30, 2006 (the “Offer Letter”).

4. Severance Benefits.

(a) Termination Following a Change of Control.

(i) If Within Twelve Months Following a Change of Control. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within three (3) months before a Change of Control or within twelve (12) months after a Change of Control, and the Employee signs and does not revoke the release of claims pursuant to Section 7 hereto, Employee shall be entitled to the following severance benefits:

(1) twelve (12) months of Employee’s base salary and any applicable allowances as in effect as of the date of such termination or, if greater, as in effect immediately prior to the Change of Control, less applicable withholding, payable in a lump sum by the latest of (A) thirty (30) days after the Termination Date, (B) the effective date of the release of claims, or (C) the period set forth in Section 4(d);

(2) a lump sum payment equal to a pro-rated amount of Employee’s annual target bonus for the year in which the termination occurs, or, if greater, Employee’s annual target bonus as in effect immediately prior to a Change of Control for the year in which the Change of Control occurs (calculated in either case assuming 100% achievement of individual and corporate plan objectives), to be paid by the latest of (A) thirty (30) days after the Termination Date, (B) the effective date of the release of claims, or (C) the period set forth in Section 4(d);

(3) all stock options, stock appreciation rights and other similar awards granted by the Company to the Employee prior to the Change of Control (the “Stock Rights”) shall accelerate and become vested and exercisable as to fifty percent (50%) of the number of unvested shares subject to such Stock Rights to the extent such Stock Rights are outstanding and unexercisable as of the Termination Date, unless the plan under which such awards were granted or the agreement evidencing such awards provides for accelerated vesting of a greater percentage of such awards;

(4) all awards of restricted stock (i.e., stock subject to a right of repurchase by the Company (or its successor)), restricted stock units and other similar awards that were issued prior to the Change of Control shall vest as to fifty percent (50%) of the portion of such awards that is unvested as of the Termination Date, unless the plan under which such awards were granted or the agreement evidencing such awards provides for accelerated vesting of a greater percentage of such awards;

(5) Employee shall be permitted to exercise all vested stock options (including options that vest as a result of this Agreement) granted by the Company to the Employee prior to the Change of Control through:

a) with respect to stock options outstanding as of the date this Agreement has been executed by both parties, the latest of (i) the fifteenth (15th) day of the third month following the date at which any such option would have otherwise terminated, (ii) December 31 of the year during which any such option would have otherwise terminated, or (iii) such longer period of time (not to exceed two years from the Date of Termination) that would be permissible under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder so that the extension of the post-termination exercise period would not be considered a modification (as determined under Section 409A) of such options;

b) with respect to stock options granted to Employee on or following the date this Agreement has been executed by both parties, the date that is two years following the Termination Date; and

(6) the same level of Company-paid health (i.e., medical, vision and dental) coverage and benefits for such coverage as in effect for the Employee (and any eligible dependents) on the day immediately preceding the Employee’s Termination Date; provided, however, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) the Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with such Company-paid coverage until the earlier of (i) the date Employee (and his/her eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the Termination Date.

(ii) If Between Twelve Months and Twenty-Four Months Following Change of Control. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time during the period that is after twelve (12) months after a

Change of Control but before twenty-four (24) months after a Change of Control (such period being the “Second Year”), and the Employee signs and does not revoke the release of claims pursuant to Section 7 hereto, Employee shall be entitled to the following severance benefits:

(1) a lump sum cash amount payable by the latest of (A) thirty (30) days after the Termination Date, (B) the effective date of the release of claims, or (C) the period set forth in Section 4(d), representing a portion of the Employee’s base salary and any applicable allowances, with such amount being the resulting product of: the number of months remaining in the Second Year as of the Termination Date, multiplied by the per-month portion of the Employee’s base salary and allowances as in effect as of the Termination Date or, if greater, as in effect immediately prior to the Change of Control, less applicable withholding. For purposes of this subsection (1), only entire months that remain in the Second Year shall be counted as “remaining,” and any fraction of a month that remains after the Termination Date shall not be counted hereunder;

(2) a lump sum payment equal to a pro-rated amount of Employee’s annual target bonus for the year in which the termination occurs, or, if greater, Employee’s annual target bonus as in effect immediately prior to a Change of Control for the year in which the Change of Control occurs (calculated in either case assuming 100% achievement of individual and corporate plan objectives), to be paid by the latest of (A) thirty (30) days after the Termination Date, (B) the effective date of the release of claims, or (C) the period set forth in Section 4(d);

(3) the health benefits set forth in Section 4(a)(i)(6) above, provided, however, that the twelve (12) month period shall be pro-rated to reflect that number of months remaining in the Second Year as of the date of termination. For purposes of this subsection (3), only entire months that remain in the Second Year shall be counted as “remaining,” and any fraction of a month that remains after the Termination Date shall not be counted hereunder;

(4) all Stock Rights shall accelerate and become vested and exercisable as to the number of shares that would have otherwise vested during the twelve (12) months following the Termination Date as if the Employee had remained employed by the Company (or its successor) through such date under the applicable award agreements to the extent such Stock Rights are outstanding and unexercisable as of the Termination Date, unless the plan under which such awards were granted or the agreement evidencing such awards provides for accelerated vesting of a greater percentage of such awards;

(5) all awards of restricted stock (i.e., stock subject to a right of repurchase by the Company (or its successor)), restricted stock units and other similar awards that were issued prior to the Change of Control shall vest as to fifty percent (50%) of the portion of such awards that is unvested as of the Termination Date, unless the plan under which such awards were granted or the agreement evidencing such awards provides for accelerated vesting of a greater percentage of such awards; and

(6) Employee shall be permitted to exercise all vested stock options (including options that vest as a result of this Agreement) granted by the Company to the Employee prior to the Change of Control through:

a) with respect to stock options outstanding as of the date this Agreement has been executed by both parties, the latest of (i) the fifteenth (15th) day of the third month following the date at which any such option would have otherwise terminated, (ii) December 31 of the year during which any such option would have otherwise terminated, or (iii) such longer period of time (not to exceed two years from the Date of Termination) that would be permissible under Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder so that the extension of the post-termination exercise period would not be considered a modification of such options (as determined under Section 409A);

b) with respect to stock options granted to Employee on or following the date this Agreement has been executed by both parties, the date that is two years following the Termination Date.

(b) Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination within three (3) months before a Change of Control or within the twenty-four (24) months following a Change of Control, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination or under the Offer Letter.

(c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

(d) Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Employee pursuant to Section 4 or otherwise on or within the six-month period following Employee’s termination will accrue during such six-month period and will become payable in a lump sum payment, on the date six (6) months and one (1) day following the Termination Date, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Section 4, if the Company reasonably determines that the imposition of additional tax under Section 409A will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

5. Limitation on Payments; Partial 280G Gross-Up. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event the determination is made under clause (a) above to deliver Employee’s benefits in full under this Agreement, Employee will be entitled to receive an additional cash payment (a “Partial Gross-Up Payment”) from the Company in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Partial Gross-Up Payment, which shall in no event exceed $100,000, less applicable tax withholding.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing sentence, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Execution of Release Agreement upon Termination. As a condition of entering into this Agreement and receiving the benefits under Section 4, the Employee agrees to execute and not revoke a general release of claims upon Employee’s Involuntary Termination of employment with the Company. However, the Employee shall not be required to release (a) her right to be indemnified by the Company under applicable state law, the Company’s certificate of incorporation or bylaws, or any indemnification agreement between the Employee and the Company or (b) any rights that she may have under the Company’s directors’ and officers’ insurance policies.

8. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination of employment by the Company or the Employee shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. In the case of an Involuntary Termination, such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to provide the notice or to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing her rights hereunder.

9. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

10. Miscellaneous Provisions.

(a) Effect of Any Statutory Benefits. To the extent that any severance benefits are required to be paid to the Employee upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Section 4 hereof shall be reduced by such amount.

(b) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(c) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Integration. This Agreement and the Offer Letter, and any outstanding agreements relating to the Employee’s equity compensation awards referenced herein or in the Offer Letter represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any agreements related to the Employee’s equity compensation awards, provided, that, for clarification purposes, this agreement shall not affect any agreements between the Company and Employee regarding intellectual property matters or confidential information of the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	GENESIS MICROCHIP INC.

	By:	/s/ Elias Antoun
	Title:	President & CEO

EMPLOYEE:		/s/ Hildy Shandell
Signature

Hildy Shandell
Printed Name